EXHIBIT 99.1

TF Financial Corporation Reports Third Quarter 2011 Results and Quarterly Dividend

NEWTOWN, Pa., Oct. 27, 2011 (GLOBE NEWSWIRE) -- TF Financial Corporation (Nasdaq:THRD) today reported net income of $1,080,000 ($0.40 per diluted share) for the third quarter of 2011, compared with $699,000 ($0.26 per diluted share) for the second quarter of 2011 and $1,009,000 ($0.38 per diluted share) for the third quarter of 2010. Net income for the nine month period ended September 30, 2011 was $2,397,000 ($0.89 per diluted share) compared with $2,693,000 ($1.01 per diluted share) for the first nine months of 2010. The Company also announced that its Board of Directors declared a quarterly dividend of $0.05 per share, payable November 15, 2011 to shareholders of record on November 8, 2011.

"In a persistent difficult operating environment, we are pleased to report earnings for the third quarter that were 55% ahead of the linked second quarter of this year, and also slightly better than the third quarter a year ago. Our core earnings were consistent and the net interest margin remained solid over the first nine months of 2011, while non-performing loans declined to $17 million at September 30, 2011 compared to $19 million at the end of 2010," said Kent C. Lufkin, President and Chief Executive Officer. "We are maintaining our reserves for possible loan losses at a level that should enable us to continue to aggressively dispose of problem loans as we move through the balance of this year and into 2012. Concurrently, capital levels remain healthy and our dividend stream is uninterrupted."

Results for the current quarter included:

  Net interest income was $6,005,000 which was a $16,000 or 0.3% increase over the second quarter of 2011, and a $143,000 or 2.4% increase over the third quarter of 2010. Similarly, the Company's net interest margin was 3.83% compared with 3.88% during the second quarter of 2011, and 3.55% during the third quarter of 2010. While the yields on the Company's interest-earning assets fell by 2 basis points during the third quarter of 2011 compared with the third quarter of 2010, the cost of the Company's interest bearing liabilities decreased by 32 basis points since the third quarter of 2010, including a 23 basis point reduction in the cost of deposits, due in large part to the maturity of time deposits which had been originated during periods of higher market interest rates.
  The provision for loan losses was $528,000 and net charge-offs were $49,000 during the quarter, compared with a provision for loan losses of $1,180,000 and net charge-offs of $323,000 during the third quarter of 2010. The Company's allowance for loan losses was $9,586,000 or 1.86% of loans at quarter end, a 25.8% increase over the $7,606,000 balance at September 30, 2010.
  Non-interest income was $329,000 during the quarter compared with $927,000 during the third quarter of 2010. The difference was caused in part by a $254,000 loss attributable to both the sale of foreclosed property during the quarter and the adjustment downward of the expected net proceeds on foreclosed property held at September 30, 2011. In addition, there was a reduction of $228,000 in gains on sales of loans and a reduction of loan servicing fees due to an additional loan servicing rights impairment charge of $121,000 during the third quarter of 2011 quarter compared with the third quarter of 2010.
  Non-interest expenses increased by $185,000 compared with the third quarter of 2010. However, during the third quarter of 2010 the Company had suspended various bonus and incentive compensation programs for 2010. As a result, approximately $235,000 which had been expensed through June 30, 2010 was reversed out of compensation expense during the third quarter of 2010. During 2011 such plans have not been suspended, and $121,000 for these plans was included in compensation and benefits expense during the third quarter of 2011.
  Pre-tax income was $1,394,000 during the quarter, relatively unchanged from $1,382,000 reported for the third quarter of 2010.
  Non-performing loans were $17.1 million at September 30, 2011 compared with $19.0 million at December 31, 2010. Foreclosed property at September 30, 2011 was $8.9 million compared with $7.5 million at December 31, 2010. Total non-performing assets were 3.74% of total assets compared with 3.83% at year end 2010.
  Loans outstanding were $515.3 million, a $6.9 million or 1.4% increase during the quarter. Mortgage loans originated for sale were $8.7 million compared with $15.8 million during the third quarter of 2010.
  At September 30, 2011, total deposits were $551.7 million, compared with $550.1 million at December 31, 2010, and $552.6 million at September 30, 2010. Non-CD deposits were 66.4% of total deposits at quarter-end compared with 61.6% at September 30, 2010.
  Tangible common equity totaled $73.2 million at September 30, 2011 compared to $70.3 million at September 30, 2010 resulting in an increase in the ratio of tangible common equity to tangible assets to 9.87% at September 30, 2011 from 9.32% at September 30, 2010. This increase was due primarily to net income earned during the period. At September 30, 2011, the Company had a total risk-based capital ratio of 17.75%, a tier 1 risk-based capital ratio of 16.50% and a tier 1 leverage ratio of 9.87%.

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. Deposits at Third Federal Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, the Bank's website can be found at www.thirdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED					NINE MONTHS ENDED
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	9/30/2011	9/30/2010

EARNINGS SUMMARY

Interest income	$ 7,908	$ 7,932	$ 7,835	$ 8,021	$ 8,350	$ 23,675	$ 25,547
Interest expense	1,903	1,943	2,019	2,243	2,488	5,865	7,965
Net interest income	6,005	5,989	5,816	5,778	5,862	17,810	17,582
Loan loss provision	528	1,450	900	1,500	1,180	2,878	2,741
Non-interest income	329	892	750	1,143	927	1,971	2,140
Non-interest expense	4,412	4,610	4,976	4,591	4,227	13,998	13,410
Income taxes	314	122	72	171	373	508	878
Net income	$ 1,080	$ 699	$ 618	$ 659	$ 1,009	$ 2,397	$ 2,693

PER SHARE INFORMATION

Earnings per share, basic (2)	$ 0.40	$ 0.26	$ 0.23	$ 0.24	$ 0.38	$ 0.89	$ 1.01
Earnings per share, diluted (2)	$ 0.40	$ 0.26	$ 0.23	$ 0.24	$ 0.38	$ 0.89	$ 1.01

Weighted average basic shares (000's) (2)	2,704	2,699	2,696	2,692	2,687	2,701	2,679
Weighted average diluted shares (000's) (2)	2,705	2,700	2,696	2,692	2,687	2,702	2,679

Dividends paid (2)	$ 0.05	$ 0.05	$ 0.05	$ 0.19	$ 0.19	$ 0.15	$ 0.58

FINANCIAL RATIOS

Annualized return on average assets	0.62%	0.41%	0.36%	0.37%	0.56%
Annualized return on average equity	5.63%	3.74%	3.38%	3.48%	5.41%
Efficiency ratio (1)	69.66%	67.00%	75.78%	66.33%	62.26%

REGULATORY CAPITAL RATIOS
Tier 1 (Core) Capital Ratio	9.87%	9.78%	9.79%	9.56%	9.32%
Total Risk-Based Capital Ratio	17.76%	17.61%	17.45%	17.47%	16.83%
Tier 1 Risk-Based Capital Ratio	16.51%	16.36%	16.20%	16.22%	15.58%
Tangible Equity Ratio	9.87%	9.78%	9.79%	9.56%	9.32%

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED					NINE MONTHS ENDED
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	9/30/2011	9/30/2010
AVERAGE BALANCES

Loans	$ 502,574	$ 499,024	$ 501,543	$ 510,997	$ 522,181	$ 501,052	$ 524,734
Mortgage-backed securities	66,283	63,940	66,401	72,059	79,070	65,541	80,538
Investment securities	67,662	68,439	67,035	61,902	59,077	67,714	56,956
Other interest-earning assets	3,237	4,420	3,237	7,816	10,122	4,970	10,112
Total earning assets	639,756	635,823	638,216	652,774	670,450	639,277	672,340
Non-earning assets	53,907	50,346	48,984	45,242	42,716	49,759	42,050
Total assets	693,663	686,169	687,200	698,016	713,166	689,036	714,390

Deposits	555,713	546,215	546,055	550,484	556,314	549,364	554,259
FHLB advances and other borrowed money	54,709	57,972	60,446	65,678	75,130	57,688	78,684
Total interest bearing liabilities	610,422	604,187	606,501	616,162	631,444	607,052	632,943
Non-interest bearing liabilities	7,075	7,039	6,482	6,681	7,744	6,867	8,240
Stockholders' equity	76,166	74,943	74,217	75,173	73,978	75,117	73,207
Total liabilities & stockholders' equity	$ 693,663	$ 686,169	$ 687,200	$ 698,016	$ 713,166	$ 689,036	$ 714,390

SPREAD AND MARGIN ANALYSIS

Average yield on:
Loans	5.26%	5.38%	5.32%	5.23%	5.33%	5.32%	5.47%
Mortgage-backed securities	4.20%	4.21%	4.24%	4.48%	4.45%	4.22%	4.62%
Investment securities	4.13%	4.28%	4.35%	3.96%	3.94%	4.25%	4.01%
Other interest-earning assets	0.00%	0.09%	0.00%	0.05%	0.00%	0.03%	0.03%
Total interest-earning assets	5.01%	5.11%	5.08%	4.96%	5.03%	5.05%	5.16%

Average cost of:
Deposits	1.02%	1.06%	1.08%	1.17%	1.25%	1.05%	1.35%
FHLB advances and other borrowed money	3.43%	3.49%	3.75%	3.78%	3.86%	3.56%	4.03%
Total interest-bearing liabilities	1.24%	1.29%	1.35%	1.44%	1.56%	1.29%	1.68%

Interest rate spread	3.77%	3.82%	3.73%	3.52%	3.47%	3.76%	3.48%
Net interest margin	3.83%	3.88%	3.80%	3.60%	3.55%	3.83%	3.58%

NON-INTEREST INCOME DETAIL

Service fees, charges and other	$ 298	$ 479	$ 465	$ 662	$ 404	$ 1,242	$ 1,296
Bank-owned life insurance	160	164	157	169	170	481	509
Gain/loss on sale investments	--	210	--	13	--	210	7
Gain on sale of loans	125	50	117	406	353	292	465
Gain/(loss) on sale of foreclosed real estate	(254)	(11)	11	(107)	--	(254)	(137)

NON-INTEREST EXPENSE DETAIL

Compensation and benefits	$ 2,584	$ 2,622	$ 2,746	$ 2,569	$ 2,269	$ 7,952	$ 7,636
Occupancy and equipment	699	736	818	747	774	2,253	2,256
Professional fees	263	324	478	383	196	1,065	680
Marketing and advertising	88	102	67	91	152	257	392
FDIC insurance premiums	142	151	233	229	233	526	686
Other operating	636	675	634	572	603	1,945	1,760

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	PERIOD ENDED
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
DEPOSIT INFORMATION

Non-interest checking	$ 46,591	$ 44,817	$ 41,920	$ 40,389	$ 41,012
Interest checking	65,614	58,632	58,428	56,157	52,892
Money market	150,142	149,852	148,713	149,744	149,355
Savings	103,871	104,423	101,445	99,686	97,216
CD's	185,460	194,380	197,247	204,159	212,087

OTHER INFORMATION

Per Share

Book value (2)	$ 27.44	$ 26.69	$ 26.32	$ 26.02	$ 26.49
Tangible book value (2)	25.91	25.16	24.79	24.48	24.95
Closing market price (2)	19.25	21.42	20.83	21.23	19.67

Balance Sheet

Loans	$ 515,318	$ 508,371	$ 507,785	$ 509,986	$ 528,058
Cash and cash equivalents	14,475	8,786	10,668	7,437	6,916
Mortgage-backed securities	63,029	67,520	61,476	69,660	74,768
Investment securities	65,514	68,551	67,364	67,231	60,424
Total assets	695,168	691,561	684,221	691,757	702,583
Total deposits	551,678	552,104	547,753	550,135	552,562
FHLB advances and other borrowed money	59,500	55,345	55,387	61,987	68,671
Stockholders' equity	77,499	75,332	74,270	73,416	74,673

Asset Quality

Non-performing loans	$ 17,103	$ 18,308	$ 21,064	$ 18,978	$ 21,545
Allowance for loan losses	$ 9,586	$ 9,108	$ 8,906	$ 8,328	$ 7,606
Net charge-offs	$ 49	$ 1,248	$ 322	$ 778	$ 323
Allowance to gross loans	1.86%	1.79%	1.75%	1.63%	1.44%
Non-performing loans to gross loans	3.32%	3.60%	4.15%	3.72%	4.08%
Non-performing loans to total assets	2.46%	2.65%	3.08%	2.74%	3.07%
Foreclosed property	$ 8,909	$ 9,245	$ 8,002	$ 7,482	$ 2,153
Foreclosed property to total assets	1.28%	1.34%	1.17%	1.08%	0.31%
Non-performing assets to total assets	3.74%	3.98%	4.25%	3.83%	3.37%

Statistical

Shares outstanding (000's) (2)	2,824	2,822	2,822	2,822	2,685
Number of branch offices	14	14	14	14	14
Full time equivalent employees	172	179	177	176	170

(1) The efficiency ratio is non-interest expense divided by net interest income plus non-interest income.
(2)Shares outstanding at 12/31/2010 and per share amounts at and prior to 12/31/2010 have been adjusted for a 5% stock dividend declared January 26, 2011, distributed on February 28, 2011 to shareholders of record February 15, 2011.
CONTACT: Dennis R. Stewart, EVP/CFO
         (215) 579-4000